Exhibit 99.1

TMX Finance LLC First Quarter 2012 Earnings Conference Call

May 22, 2012 at 1:00 P.M. Eastern Time

Earnings Call Transcript

Operator:  Good day and welcome to the TMX Finance 2012 first quarter earnings call.  Today’s call is being recorded.  At this time, I would like to turn the call over to Mr. Don Thomas, Chief Financial Officer.  Please go ahead, sir.

Don Thomas:  Hello, everyone.  Thank you for participating in this conference call.  Today you will hear remarks from our President, Joe Venezia, and myself, and then we will answer questions.

Let me quickly remind you that the following discussion contains certain statements that are considered “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995.  Because forward-looking statements involve risks and uncertainties, they are not guarantees of future performance and actual results may differ materially from those expressed or implied by these forward-looking statements due to a variety of factors, including those risk factors discussed in the Company’s annual report on Form 10-K filed with the Securities and Exchange Commission on March 19, 2012.

At this time, I’ll turn the call over to our President, Joe Venezia.

Joe Venezia:  Thank you, Don, and welcome everyone to TMX Finance’s first quarter conference call.  The first quarter of 2012 was a very good quarter for us with many of our new stores from 2010 and early 2011 now at or beyond break-even profitability.  This new store strength, coupled with strong same-store sales growth, are contributing to the many strong trends we saw for the quarter.  Loan originations increased 37% and title loans receivable increased 34% in the first quarter of 2012 versus the similar period a year ago.  These are important because loan originations and title loans, as I mentioned last time, are the key lead indicators of the business.  Revenue increased 36% and net income disproportionately increased 54% in the first quarter of 2012 compared to the first quarter of 2011.  We see these trends continuing in the first part of the second quarter and we believe they will hold up throughout the remainder of 2012.

In the first quarter of 2012, we grew the business by opening 45 new stores.  Through today, we have opened 91 new stores in 2012.  The year-to-date number includes 5 standalone EquityAuto Loan stores that we’ve separated from TitleMax stores and are being rebranded as InstaLoan stores.  The majority of the stores opened in 2012 are in Texas, Arizona, and Virginia, which are relatively new markets for us.  In addition, we continued to make progress on our internet lending plans.  I’ll comment more on these growth plans later in the call.

Now, let me touch briefly on the legislative status.  On the federal front first, the CFPB — the Consumer Financial Protection Bureau — appears to be moving forward with its agenda.  As you may know, the CFPB has indicated it will collect data first from several different industries and educate itself before issuing significant new regulations.  The payday industry was initially targeted, and we have heard the CFPB has begun auditing payday lenders, including those lenders’ title loan businesses.  The title lending industry has not been on the forefront of recent CFPB remarks, and it is still unclear as to what extent and on what timeline the CFPB will direct its attention specifically to our industry.

The state legislative season has been relatively quiet in all of the states in which we have a significant market presence, with no negative action taken on our industry in any of our operating states.  In fact, all of the legislative sessions in the states in which we operate are over with the exception of South Carolina.  As a result, we are cautiously optimistic that our business will not negatively be impacted by state legislation during the remainder of 2012.

At the local level, the Austin, Texas ordinance previously mentioned that restricts extensions of consumer credit beyond state mandated requirements took effect on May 1st of this year.  We have obtained the required city licenses and believe we are in compliance with the ordinance both in letter and spirit.  We have 17 stores in the city limits of Austin, Texas and 33 stores in the city limits of Dallas, Texas where a similar ordinance is scheduled to take effect on June 17th of 2012.  We do not believe these ordinances are in the best interests of our customers as they purport to be.  The ordinances limit the size of a loan that can be obtained, require rapid repayment, and may force lower-priced lenders to raise rates to operate profitably.  The industry is challenging the legality of the ordinances in court.  Our Texas subsidiary, TitleMax of Texas, Inc., is engaged with the industry in challenging the legality of the ordinances.  Therefore, we continue to develop and implement product solutions that will enable us to do business in these important cities.

That concludes the legislative update.  At this time, I’ll turn it back over to you, Don, for more detail on our financial performance in the first quarter.

Don Thomas:  Thanks, Joe.  I’ll take a few minutes to provide more information about the first quarter financial results.  Revenue for the first quarter of 2012 increased 36% compared to the first quarter of 2011, with increases in each of our more established markets ranging from 4% to 44%.  The increase in revenue continues to result primarily from increases in same-store revenue, which includes stores open or acquired 13 months or longer.  Same-store revenues increased 24% in the first quarter of 2012 compared to the first quarter of 2011.  We believe the strong comparative growth continues to be driven by a combination of factors, including a continued significant contraction in credit-based products for lower credit score customers as well as our focus on sales training and our incentive compensation plans for store management that encourage growth.  Stores opened or acquired less than 13 months contributed approximately $14.5 million to revenue in the first quarter of 2012 and represented 36% of the total increase in revenues.

Next, I’d like to discuss the provision for loan losses.  We experienced an increase in our provision for loan losses in the first quarter of 2012 compared to the first quarter of 2011.  Approximately $2.2 million of the increase was due to the growth in our business, and $3.4 million of it was due to a higher net charge-off rate.  For the first quarter of 2012, net charge-offs as a percent of originations were 14.7% compared to 12.5% for the first quarter of 2011.  When looking at the first quarter of the past five years, the 2012 result is higher than two of those years and lower than two of those years.  Our expectation is that net charge-offs as a percent of originations for the full year 2012 will be similar to the full year 2011 at about 12.5%.  As we mentioned previously, near the end of 2011, we made modifications to our store management incentive plans to focus slightly more attention on profitability.  We expected these modifications to impact the second quarter, and we’re seeing improvement through today’s date.  In addition, we’re in the process of implementing a new store-level KPI that measures the ratio of appraised value to charge-offs for several loan dollar ranges.  We believe this new KPI will provide our store managers with enhanced detail about their charge-offs, which should lead to improved execution going forward.  And later in 2012, we will provide each store with the ability to review historical profitability data for loans extended on vehicles with similar characteristics as the vehicle that is currently being appraised.  We’ll continue to evaluate our net charge-offs and make additional changes to maximize our business results.

Salaries and related expenses increased by $9.7 million in the first quarter of 2012 as a result of the addition of operational personnel necessary to service the new stores and the higher quantity of loans in existing stores, and also due to higher corporate headcount, primarily in the areas of information technology, recruiting, and real estate and construction.  Lastly, our incentive-based compensation expense increased $1.2 million primarily due to increased store profit and the rise in new loan originations.

Occupancy costs increased $3.0 million in the first quarter of 2012 as a result of an increase in rent, utilities and maintenance costs associated with existing stores, opening new stores and also expanding our corporate office space.

Depreciation and amortization increased $1.1 million in the first quarter of 2012 due to continued increases in capital expenditures.  We spent approximately $4.6 million related to opening new stores and expanding corporate office space.  The average capital expenditure per store is $87,000, which has decreased from $110,000 a couple of years ago due to sourcing stores in better locations that need less remodeling, changing the scope of the remodel effort and also actively negotiating cost reductions on items we purchase.  Additionally, we spent $5.9 million on software, consisting mostly of programming upgrades to our proprietary loan software for use in new and existing stores.  As a result of higher capital expenditures, we expect depreciation and amortization to continue to increase going forward.

Advertising expense decreased $1.2 million in the first quarter of 2012 compared to the first quarter of 2011.  The decrease in expense was simply due to less TV advertising in the first quarter of 2012 compared to the first quarter of 2011.  Going forward, we generally expect advertising expense to increase in relation to the growth of our business.

Other operating and administrative expenses increased $3.9 million in the first quarter of 2012 compared to the first quarter of 2011.  The increase was primarily driven by growth-related increases in costs associated with recruiting and employee relocation, collateral collection expenses, accounting and legal services, travel, and office supplies and postage.

Interest expense increased $2.2 million in the first quarter of 2012 compared to the first quarter of 2011 due primarily to the higher average debt balance outstanding.  We expect interest expense in future periods will continue to increase relative to comparable prior periods due to higher balances of debt outstanding.

Our net income for the first quarter of 2012 was $46.0 million and represents an increase of $16.1 million compared to the first quarter of 2011.

Our earnings before interest, taxes, depreciation and amortization, or “EBITDA,” was $61.8 million for the first quarter of 2012, representing an increase of 44% compared to the first quarter of 2011.  EBITDA for the twelve-month period ended March 31, 2012 was $143.9 million, representing an increase of 10% over the comparable period ended March 31, 2011.  A reconciliation of EBITDA, which is a non-GAAP financial measure, to GAAP net income is available on the Investors page of our website, at www.titlemax.biz/Investors.

In summary, we have continued to make significant progress implementing our growth plans. More of the increased revenue from our growth is falling to the bottom line now versus prior periods, and we expect that trend to continue.

That concludes my remarks on the financials.  Now, I will turn the call back over to Joe.

Joe Venezia:  Thanks, Don, and before we take questions, let me take a couple of minutes to update you on our growth plans going forward.  There are two high leverage areas that remain where we can significantly drive growth, and they have not changed:  same-store sales growth and new store growth in existing and new markets.

First, let me discuss same-store sales growth.  In the first quarter of 2012, revenue from stores open at least 13 months increased by 24%, as Don mentioned, compared to the first quarter of 2011.  Title loans receivable per store increased slightly, despite the dilutive effect of opening 45 new stores in the first quarter of 2012 compared to only 13 stores in the first quarter of 2011.  This was driven by a favorable loan environment, improved sales training aimed at that critical General Manager role within the stores and compensation plans encouraging growth.  Throughout the remainder of 2012, we will continue to reinforce these elements while additionally:

•                  First of all, leveraging our newly introduced internet technologies, such as live chat and a recently enhanced company website to capture real time consumer leads and convert those leads into funded loans in our stores.  Our upgraded website was launched in February 2012 and is generating loans with an average loan size 33% higher than normal, which we believe indicates that we are attracting a new incremental consumer segment.  The total loan volume generated by this source was $1.3 million in March and $2.7 million in April, effectively doubling month over month.  We believe the new loan volume will grow as we increase the marketing of the website.

•                  In Georgia, secondly, we will continue our efforts to separate our EquityAuto Loan business into standalone stores with separate management and the addition of other loan products under the new brand, named InstaLoan, so we can fully realize the growth potential among this more creditworthy customer base.  We have separated 5 InstaLoan stores through today, bringing the total count of standalone InstaLoan stores to 9.  To complete our coverage of the state, we may apply for additional licenses in the future also.

Second, I will address the potential store growth for 2012.  As background, TMX Finance opened 166 new stores in 2011 (28 of which were acquired), with 31 new stores in existing markets and 135 of those 166 in newer markets such as Texas, Nevada, Arizona and Virginia.  In 2012, through today, we have opened 91 new stores and anticipate opening 200 or more stores total (and these numbers are exclusive of the InstaLoan relocations I previously mentioned).  The additional stores in our pipeline are in Texas, Virginia, and Arizona, which are relatively new states for us, as well as more established states — particularly Illinois — where we have lower store density.  As we have indicated before, we prioritize funding loans in our existing stores before allocating cash toward new stores.  So the number of new stores will continue to be dependent on loan demand in our existing stores as we strike that balance.

This concludes our prepared remarks.  At this time, Justin, I’d like to open it up for any questions, please.

Operator:  Thank you.  The Q&A will be conducted electronically.  If you would like to ask a question, please press “star, 1” on your touch-tone telephone.  If you joined today using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment.  Once again, please press “star, 1” if you’d like to ask a question today.  The first question comes from Ken Bann with Jefferies & Company.

Ken Bann:  Good afternoon.  I was wondering if — could you go through your net charge-offs in your second quarter so far as a percent of originations?  Seems like it’s come down in April quite a bit and what are you seeing in May?  And, given that you expect it to be sort of flat for the year, I would assume obviously that you’re going to have that lower in the second, third and fourth quarters — is that what you’re expecting?

Joe Venezia:  Yeah, let me go ahead and kick it off, Don, and then you can add on.  We’re encouraged by our net charge-off trend, as we’ve seen stabilization.  And the stabilization of that cost center coupled with our new revenue ramp-up is really allowing us to really drive the net operating income on the bottom.  As a percent of total accounts from Q4 to Q1, we saw a 50 basis point reduction from 2.0% in Q4 to 1.5% in Q1.  However, from a seasonality standpoint, as consumers are paying off their loans, some of that is to be expected.  Both the Q4 number and the Q1 number are up between 24 and 27 basis points versus a year ago.  So, net-net we’ve seen that cost stabilize.  Going forward, we do think we will see a downward trend in our net charge-offs, primarily as a function of the compensation changes that went into full effect in the middle of January, because a lot of those loans are reaching the point at 60 days where we’ll start seeing the effect.  So, they’ve stabilized, which is a good thing, and we expect downward pressure on that number.  Don?

Don Thomas:  Ken, I think you can expect the second quarter will be much lower — possibly no more than 10% — and third and fourth quarter will be in between that and the first, so the year will come out around 12.5% overall.

Ken Bann:  OK.  And the way you’re compensating your store managers — does that have any impact on the loan portfolio growth?

Joe Venezia:  We haven’t seen any impact on the growth, yet.  As you may or may not be aware, the incentive compensation has two components:  one on profitability and one on new loan growth.  We did implement a threshold on net charge-offs that if folks exceed it has a negative effect on the new loan incentive compensation component, but we do not believe at this point that it’s having a negative effect on new loan growth.

Ken Bann:  OK.  And then finally, on your new stores — given the strength in loan growth — are you seeing those new stores become profitable more rapidly at this point than you were seeing in the past because of the strong market?

Don Thomas:  They are about the same, Ken, as we’ve looked at it.  They are ramping very well — very nicely at nine to twelve months — some a little sooner, some a little later — but on average, no more than about twelve months.

Joe Venezia:  Some of that is a function of the nature of the business as we get into some of these areas where the capital required is a little richer.

Ken Bann:  Right, OK.  And you reduced advertising quite a bit because of less TV — do you expect advertising will continue to be down, or will you do more advertising in some of these new areas that you’re moving into to make people aware of your presence in those states?

Don Thomas:  Advertising ramped up in April and will stay up.  April through the end of the year is when we originate the highest percentage of our loans, so it’s just a function of how it turned out during the first quarter, which is not a high loan origination time period.

Ken Bann:  Right, OK.  OK, great.  Thank you very much, and congratulations on a good quarter.

Joe Venezia:  Thank you, and thanks for the questions.

Operator:  As a reminder, if you’d like to ask a question, please press “star, 1” — again that’s “star, 1” — and we’ll pause for just a moment.  And at this time, there are no further questions, sir.

Don Thomas:  OK.  Well thanks everyone for joining us on the conference call today, and we’ll talk to you next time.

Joe Venezia:  Good afternoon, everyone.